Exhibit 3.1

ARTICLES OF AMENDMENT

TO THE

ARTICLES OF AMENDMENT AND RESTATEMENT OF

TWO HARBORS INVESTMENT CORP.

Two Harbors Investment Corp., a Maryland corporation (the “Corporation”), hereby certifies to the State Department of Assessments and Taxation of Maryland (the “Department”) that:

FIRST: The Articles of Amendment and Restatement of the Corporation dated October 7, 2009, as amended to date (the “Charter”) are hereby amended by deleting the existing Section 6.1 of Article VI in its entirety and replacing it to read as follows:

“Section 6.1            Authorized Shares.            The Corporation has authority to issue 800,000,000 shares of stock, consisting of (i) 700,000,000 shares of Common Stock, $0.01 par value per share (“Common Stock”), and (ii) 100,000,000 shares of Preferred Stock, $0.01 par value per share (“Preferred Stock”), of which 5,750,000 shares are designated as 8.125% Series A Fixed-to-Floating Rate Cumulative Redeemable Preferred Stock, 11,500,000 shares are designated as 7.625% Series B Fixed-to-Floating Rate Cumulative Redeemable Preferred Stock, 12,650,000 shares are designated as Series C Fixed-to-Floating Rate Cumulative Redeemable Preferred Stock, 3,000,000 shares are designated as 7.75% Series D Cumulative Redeemable Preferred Stock and 8,000,000 shares are designated as 7.50% Series E Cumulative Redeemable Preferred Stock. The aggregate par value of all authorized shares of stock having par value is $8,000,000. If shares of one class of stock are classified or reclassified into shares of another class of stock pursuant to Section 6.2, 6.3 or 6.4 of this Article VI, the number of authorized shares of the former class shall be automatically decreased and the number of shares of the latter class shall be automatically increased, in each case by the number of shares so classified or reclassified, so that the aggregate number of shares of stock of all classes that the Corporation has authority to issue shall not be more than the total number of shares of stock set forth in first sentence of this paragraph. The Board of Directors, with the approval of a majority of the entire Board and without any action by the stockholders of the Corporation, may amend the Charter from time to time to increase or decrease the aggregate number of shares of stock or the number of shares of stock of any class or series that the Corporation has authority to issue.”

SECOND: The total number of shares of stock which the Corporation had authority to issue immediately prior to the foregoing amendment of the Charter was 500,000,000 shares of stock, consisting of (i) 450,000,000 shares of Common Stock, $0.01 par value per share, and (ii) 50,000,000 shares of Preferred Stock, $.01 par value per share, of which 5,750,000 shares were designated as 8.125% Series A Fixed-to-Floating Rate Cumulative Redeemable Preferred Stock, 11,500,000 shares were designated as 7.625% Series B Fixed-to-Floating Rate Cumulative Redeemable Preferred Stock, 12,650,000 shares were designated as Series C Fixed-to-Floating Rate Cumulative Redeemable Preferred Stock, 3,000,000 shares were designated as 7.75% Series D Cumulative Redeemable Preferred Stock and 8,000,000 shares were designated as 7.50% Series E Cumulative Redeemable Preferred Stock. The aggregate par value of all authorized shares of stock having par value was $5,000,000.

THIRD: The total number of shares of stock which the Corporation has authority to issue pursuant to the foregoing amendment of the Charter is 800,000,000 shares of stock, consisting of (i) 700,000,000 shares of Common Stock, $0.01 par value per share, and (ii) 100,000,000 shares of Preferred Stock, $0.01 par value per share, of which 5,750,000 shares are designated as 8.125% Series A Fixed-to-Floating Rate Cumulative Redeemable Preferred Stock, 11,500,000 shares are designated as 7.625% Series B Fixed-to-Floating Rate Cumulative Redeemable Preferred Stock, 12,650,000 shares are designated as Series C Fixed-to-Floating Rate Cumulative Redeemable Preferred Stock, 3,000,000 shares are designated as 7.75% Series D Cumulative Redeemable Preferred Stock and 8,000,000 shares are designated as 7.50% Series E Cumulative Redeemable Preferred Stock. The aggregate par value of all authorized shares of stock having par value is $8,000,000.

FOURTH: The information required by Section 2-607(b)(2)(i) of the Maryland General Corporation Law (the “MGCL”) is not changed by the foregoing amendment of the Charter.

FIFTH: The foregoing amendment of the Charter was approved by a majority of the entire Board of Directors of the Corporation as required by law and was limited to a change expressly authorized by Section 2-105(a)(13) of the MGCL without any action by the stockholders of the Corporation.

SIXTH: The undersigned President of the Corporation acknowledges these Articles of Amendment to be the corporate act of the Corporation and as to all matters of facts required to be verified under oath, the undersigned President of the Corporation acknowledges that to the best of his knowledge, information and belief, these matters and facts are true in all material respects and that this statement is made under the penalties of perjury.

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IN WITNESS WHEREOF, the Corporation has caused these Articles of Amendment to be signed in its name and on its behalf by its President and attested to by its Secretary on this 23rd day of September 2020.

ATTEST:		TWO HARBORS INVESTMENT CORP.

By:	/s/ Rebecca B. Sandberg	By:	/s/ William Greenberg
Name:	Rebecca B. Sandberg	Name:	William Greenberg
Title:	Secretary and General Counsel	Title:	Chief Executive Officer and President

Signature Page to Articles of Amendment